EXHIBIT 10.10


                                   APPENDIX B




                           DIVIDEND REINVESTMENT PLAN



         THIS DIVIDEND REINVESTMENT Plan ("Plan") is adopted by the Fidelity Dividend Capital Inc., a Maryland corporation (the "Company"), pursuant to its Articles of Incorporation. Unless otherwise defined herein, capitalized terms shall have the same meaning as set forth in the Articles of Incorporation.

         1. DIVIDEND REINVESTMENT. As agent for the shareholders ("Shareholders") of the Company who (i) purchase shares of the Company's common stock (the "Shares") pursuant to the Company's initial public offering (the "Initial Offering"), or (ii) purchase Shares pursuant to any future offering of the Company ("Future Offering"), and who elect to participate in the Plan (the "Participants"), the Company will apply all dividends and other distributions declared and paid in respect of the Shares held by each Participant (the "Dividends"), including Dividends paid with respect to any full or fractional Shares acquired under the Plan, to the purchase of the Shares for such Participants directly, if permitted under state securities laws and, if not, through the Dealer Manager or Soliciting Dealers registered in the Participant's state of residence.

         2. EFFECTIVE DATE. The effective date of this Plan shall be the date that the Registration Statement filed with respect to the Initial Offering is declared effective by the Securities and Exchange Commission (the "Commission").

         3. PROCEDURE FOR PARTICIPATION. Any Shareholder who purchases Shares pursuant to the Initial Offering or any Future Offering and who has received a prospectus, as contained in the Company's registration statement filed with the Commission, may elect to become a Participant by completing and executing the Subscription Agreement, an enrollment form or any other appropriate authorization form as may be available from the Company, the Dealer Manager or Soliciting Dealer. Participation in the Plan will begin with the next Dividend payable after receipt of a Participant's subscription, enrollment or authorization. Shares will be purchased under the Plan on the date that Dividends are paid by the Company. The Company intends to pay Dividends on a monthly basis. Each Participant agrees that if, at any time prior to the listing of the Shares on a national stock exchange or inclusion of the Shares for quotation on Nasdaq, he or she fails to meet the suitability requirements for making an investment in the Company or cannot make the other representations or warranties set forth in the Subscription Agreement, he or she will promptly so notify the Company in writing.

         4. PURCHASE OF SHARES. Participants will acquire Plan Shares from the Company at a fixed price of $10 per Share until (i) all 4,000,000 of the Plan Shares registered in the Initial Offering are issued or (ii) the Initial Offering terminates and the Company elects to deregister with the Commission the unsold Plan Shares. Participants in the Plan may also purchase fractional Shares so that 100% of the Dividends will be used to acquire Shares. However, a Participant will not be able to acquire Plan Shares to the extent that any such purchase would cause such Participant to exceed the Ownership Limit as set forth in the Articles.

         Shares to be distributed by the Company in connection with the Plan may (but are not required to) be supplied from: (a) the Plan Shares which will be registered with the Commission in connection with the Company's Initial Offering, (b) Shares to be registered with the Commission in a Future Offering for use in the Plan (a "Future Registration"), or (c) Shares of the Company's common stock purchased by the Company for the Plan in a secondary market (if available) or on a stock exchange or Nasdaq (if listed) (collectively, the "Secondary Market").




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         Shares purchased in any Secondary Market will be purchased at the then-prevailing market price, which price will be utilized for purposes of issuing Shares in the Plan. Shares acquired by the Company in any Secondary Market or registered in a Future Registration for use in the Plan may be at prices lower or higher than the $10 per Share price which will be paid for the Plan Shares pursuant to the Initial Offering.


          If the Company acquires Shares in any Secondary Market for use in the Plan, the Company shall use its reasonable efforts to acquire Shares at the lowest price then reasonably available. However, the Company does not in any respect guarantee or warrant that the Shares so acquired and purchased by the Participant in the Plan will be at the lowest possible price. Further, irrespective of the Company's ability to acquire Shares in any Secondary Market or to make a Future Offering for Shares to be used in the Plan, the Company is in no way obligated to do either, in its sole discretion.

         It is understood that reinvestment of Dividends does not relieve a Participant of any income tax liability which may be payable on the Dividends.

         5. SHARE CERTIFICATES. The ownership of the Shares purchased through the Plan will be in book-entry form unless and until the Company issues certificates for its outstanding common stock.

         6. REPORTS. Within 90 days after the end of the Company's fiscal year, the Company shall provide each Shareholder with an individualized report on his or her investment, including the purchase date(s), purchase price and number of Shares owned, as well as the dates of Dividend distributions and amounts of Dividends paid during the prior fiscal year. In addition, the Company shall provide to each Participant an individualized quarterly report at the time of each Dividend payment showing the number of Shares owned prior to the current Dividend, the amount of the current Dividend and the number of Shares owned after the current Dividend.

         7. COMMISSIONS AND OTHER CHARGES. In connection with Shares sold pursuant to the Plan, the Company will pay selling commissions of 7%; a dealer manager fee of 2.5%; and, in the event that proceeds from the sale of Plan Shares are used to acquire properties, acquisition and advisory fees and expenses in the amount of up to 3.5% of the purchase price of the Plan Shares.

         8. TERMINATION BY PARTICIPANT. A Participant may terminate participation in the Plan at any time, without penalty by delivering to the Company a written notice. Prior to listing of the Shares on a national stock exchange or Nasdaq, any transfer of Shares by a Participant to a non-Participant will terminate participation in the Plan with respect to the transferred Shares. If a Participant terminates Plan participation, the Company will ensure that the terminating Participant's account will reflect the whole number of shares in his or her account and provide a check for the cash value of any fractional share in such account. Upon termination of Plan participation for any reason, Dividends will be distributed to the Shareholder in cash.

        9. AMENDMENT OR TERMINATION OF PLAN BY THE COMPANY. The Board of Directors of the Company may by majority vote amend or terminate the Plan for any reason upon 10 days' written notice to the Participants.

        10. LIABILITY OF THE COMPANY. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability (a) arising out of failure to terminate a Participant's account upon such Participant's death prior to receipt of notice in writing of such death; or (b) with respect to the time and the prices at which Shares are purchased or sold for a Participant's account. To the extent that indemnification may apply to liabilities arising under the Securities Act of 1933, as amended, or the securities laws of a particular state, the Company has been advised that, in the opinion of the Commission and certain state securities commissioners, such indemnification is contrary to public policy and, therefore, unenforceable.






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